Exhibit 99.1

        MBIA Receives Wells Notice from SEC Relating to AHERF

    ARMONK, N.Y.--(BUSINESS WIRE)--Aug. 19, 2005--MBIA Inc. (NYSE:MBI) announced today that it has received a "Wells Notice" from the staff (the "Staff") of the U.S. Securities and Exchange Commission (the "SEC"). The Wells Notice indicates that the Staff is considering recommending that the SEC bring a civil injunctive action against the Company alleging violations of federal securities laws "arising from MBIA's action to retroactively reinsure losses it incurred from the AHERF bonds MBIA had guaranteed, including, but not limited to, its entering into excess of loss agreements and quota share agreements with three separate counterparties."
    The Company is engaged in discussions with the Staff concerning the possible resolution of these charges. The Company is also engaged in preliminary discussions with the staffs of the New York Attorney General's Office and the New York State Insurance Department regarding the possible resolution of potential civil charges that the New York Attorney General's Office might bring in connection with the AHERF reinsurance transactions.
    As previously disclosed, MBIA has been cooperating, and is continuing to cooperate fully with the investigations by the SEC, New York State Attorney General's office and the U.S. Attorney's Office for the Southern District of New York. The investigations are, however, ongoing, and the Company is continuing to provide information. The Company is unable to predict the outcome of the investigations or whether its current efforts to resolve them on a fair and appropriate basis will be successful.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Liz James, 914-765 3889